Exhibit 99.1

U.S. Bancorp Reports Second Quarter 2020 Results

• Net revenue of $5,838 million and net income of $689 million

• Provision for credit losses included $1,300 million increase in the allowance for credit losses

2Q20 Key Financial Data				2Q20 Highlights

PROFITABILITY METRICS	2Q20	1Q20	2Q19

• Net income of $689 million and diluted earnings per
   common share of $0.41

• Return on average assets of 0.51% and return on average
   common equity of 5.3%

• Net revenue of $5,838 million, including $3,224 million
   of net interest income and $2,614 million of noninterest
   income

• Noninterest income growth of 5.0% year-over-year

• Average total loans grew 6.9% on a linked quarter basis
   and 10.0% year-over-year

• Average total deposits grew 11.2% on a linked quarter
   basis and 16.8% year-over-year

• Nonperforming assets increased 24.0% on a linked
   quarter basis and 23.1% year-over-year

• Provision for credit losses of $1,737 million increasing
   allowance for credit losses by $1,300 million reflecting the current economic environment

Return on average assets (%)	.51	.95	1.55
Return on average common equity (%)	5.3	9.7	15.0
Return on tangible common equity (%) (a)	7.1	12.6	19.2
Net interest margin (%)	2.62	2.91	3.13
Efficiency ratio (%) (a)	57.6	58.0	54.3
INCOME STATEMENT (b)	2Q20	1Q20	2Q19
Net interest income (taxable-equivalent basis)	$3,224	$3,247	$3,332
Noninterest income	$2,614	$2,525	$2,490
Net income attributable to U.S. Bancorp	$689	$1,171	$1,821
Diluted earnings per common share	$.41	$.72	$1.09
Dividends declared per common share	$.42	$.42	$.37
BALANCE SHEET (b)	2Q20	1Q20	2Q19
Average total loans	$318,107	$297,657	$289,218
Average total deposits	$403,303	$362,804	$345,232
Net charge-off ratio	.55%	.53%	.49%
Book value per common share (period end)	$30.46	$30.24	$29.63
Basel III standardized CET1 (c)	9.0%	9.0%	9.5%
(a) See Non-GAAP Financial Measures reconciliation on page 17
(b) Dollars in millions, except per share data
(c) CET1 = Common equity tier 1 capital ratio

CEO Commentary

“Our second quarter earnings results were reflective of a more challenging economic environment than we have seen in some time. However, our diversified business mix generated healthy fee revenue growth, expenses were essentially flat, and capital and liquidity positions ended the quarter in a strong position. We are operating in challenging times and I am proud of how our team came together this quarter to help customers and communities weather the COVID-19 pandemic by ensuring small businesses secured loans through the Paycheck Protection Program, developing digital tools that allow customers to bank virtually, and modifying loans for those impacted by the economic slowdown. Sadly, recent tragic events and related civil unrest hit close to home here in Minneapolis and this tragedy has galvanized our entire company and prompted us to double down on our efforts to address social injustice and create opportunities that bridge gaps in our communities and help people achieve their potential. While there is a long way to go, I am confident in our ability to drive change, make a difference and create value for all our constituents. I want to thank our employees for the hard work they do every day and the resiliency they have shown, in particular over these past few months.”

— Andy Cecere, Chairman, President and CEO, U.S. Bancorp

In the Spotlight

Supporting Customers

U.S. Bank has been engaging with customers across all lines of business as the world continues to battle COVID-19. To date, nearly 130,000 accounts and over $17.2 billion in loans have been modified through forbearance programs in support of our customers in these extreme economic times. U.S. Bank has also loaned $7.3 billion to over 101,000 customers participating in the Paycheck Protection Program stemming from the CARES Act passed by Congress as a stimulus response to the potential economic impacts of COVID-19. Approximately 87 percent of these loans were for less than $100,000.

Keeping America’s Supply Chain Moving

U.S. Bank recently introduced two new innovative features for freight carriers using its proprietary freight payment platform. Cash Manager provides carriers with actionable insights to make better-informed decisions and forecast their cash flow more accurately, improving overall cash cycle management, while Quick Pay gives carriers new flexibility to accelerate cash flow when needed.

2020 Annual Stress Test

The Company’s results for the recent 2020 stress test reflect U.S. Bancorp’s strong credit risk profile and ability to sustain capital through challenging economic conditions. Based on the stress test results, the Company will be subject to the minimum stress capital buffer of 2.5 percent, the minimum threshold, for the period beginning October 1, 2020 and ending on September 30, 2021. The Company also expects to maintain its current quarterly common dividend of $0.42 per common share; but, given the unprecedented economic environment, will adjust its capital distributions as circumstances warrant.

Addressing Social and Economic Inequities

U.S. Bank announced several initiatives to bridge social and economic gaps and enhance opportunity for people of color, including providing $100 million annually in additional capital to African-American owned and led businesses or organizations, as well as establishing a $15 million fund to award community grants dedicated to addressing systemic economic and racial inequities in small business, affordable housing and workplace development for people of color.

        Investor contact: Jennifer Thompson, 612.303.0778 | Media contact: Jeff Shelman, 612.422.1423

U.S. Bancorp Second Quarter 2020 Results

INCOME STATEMENT HIGHLIGHTS
($ in millions, except per-share data)				Percent Change
	2Q 2020	1Q 2020	2Q 2019	2Q20 vs 1Q20	2Q20 vs 2Q19	YTD 2020	YTD 2019	Percent Change

Net interest income	$3,200	$3,223	$3,305	(.7)	(3.2)	$6,423	$6,564	(2.1)
Taxable-equivalent adjustment	24	24	27	--	(11.1)	48	54	(11.1)
Net interest income (taxable-equivalent basis)	3,224	3,247	3,332	(.7)	(3.2)	6,471	6,618	(2.2)
Noninterest income	2,614	2,525	2,490	3.5	5.0	5,139	4,781	7.5
Total net revenue	5,838	5,772	5,822	1.1	.3	11,610	11,399	1.9
Noninterest expense	3,318	3,316	3,153	.1	5.2	6,634	6,240	6.3
Income before provision and income taxes	2,520	2,456	2,669	2.6	(5.6)	4,976	5,159	(3.5)
Provision for credit losses	1,737	993	365	74.9	nm	2,730	742	nm
Income before taxes	783	1,463	2,304	(46.5)	(66.0)	2,246	4,417	(49.2)
Income taxes and taxable-equivalent adjustment	88	284	476	(69.0)	(81.5)	372	881	(57.8)
Net income	695	1,179	1,828	(41.1)	(62.0)	1,874	3,536	(47.0)
Net (income) loss attributable to noncontrolling interests	(6)	(8)	(7)	25.0	14.3	(14)	(16)	12.5
Net income attributable to U.S. Bancorp	$689	$1,171	$1,821	(41.2)	(62.2)	$1,860	$3,520	(47.2)
Net income applicable to U.S. Bancorp common shareholders	$614	$1,088	$1,741	(43.6)	(64.7)	$1,702	$3,354	(49.3)
Diluted earnings per common share	$.41	$.72	$1.09	(43.1)	(62.4)	$1.12	$2.10	(46.7)

Net income attributable to U.S. Bancorp was $689 million for the second quarter of 2020, which was 62.2 percent lower than the $1,821 million for the second quarter of 2019, and 41.2 percent lower than the $1,171 million for the first quarter of 2020. Diluted earnings per common share were $0.41 in the second quarter of 2020, compared with $1.09 in the second quarter of 2019 and $0.72 in the first quarter of 2020. During a challenging period adversely impacted by the COVID-19 pandemic, the Company’s diversified business mitigated the potential loss of revenue and supported a provision for credit losses of $1,737 million resulting in a $1,300 million increase in the allowance for credit losses in the second quarter of 2020 compared with a $993 million provision for credit losses in the first quarter of 2020.

The decrease in net income year-over-year was primarily due to an increase in the provision for credit losses driven by deteriorating economic conditions caused by the impact of COVID-19 on the U.S. and global economies. Net interest income decreased 3.2 percent, on a year-over-year basis, primarily due to the impact of declining interest rates, partially offset by deposit and funding mix and loan growth. The net interest margin declined 51 basis points to 2.62 percent in the second quarter of 2020. The decline was primarily due to a declining yield curve (23 basis points), the Company’s decision to increase liquidity near the end of the first quarter of 2020 (21 basis points) given the economic environment, and loan mix, partially offset by changes in deposit and funding composition. Noninterest income increased 5.0 percent compared with a year ago, driven by significant growth in mortgage banking revenue due to refinancing activities, strong growth in commercial products revenue, and an increase in gains on the sale of securities. Growth in these fee categories was partially offset by a decline in payment services revenue and deposit service charges related to lower consumer and commercial spending as well as higher fee waivers related to customers impacted by COVID-19. Additionally, other noninterest income declined on a year-over-year basis due to lower equity investment income, tax credit syndication revenues and asset impairments as a result of property damage from civil unrest occurring during the quarter. Noninterest expense increased 5.2 percent reflecting approximately $66 million of costs related to the COVID-19 environment and an increase in revenue-related production expenses of approximately $84 million in the second quarter of 2020. Additionally, noninterest expense reflected an increase in personnel and technology and communications expense related to developing digital capabilities and related business investment, partially offset by lower marketing and business development expense.

U.S. Bancorp Second Quarter 2020 Results

Net income decreased on a linked quarter basis primarily due to an increase in the provision for credit losses as a result of the current economic environment. The Company’s pre-provision income increased 2.6 percent, on a linked quarter basis, driven by higher total net revenue of 1.1 percent, partially offset by a slight increase in noninterest expense of 0.1 percent on a linked quarter basis. Net interest income decreased 0.7 percent primarily due to the adverse impact of lower interest rates, partially offset by loan growth and the benefit of deposit pricing changes and funding mix. The net interest margin declined by 29 basis points, on a linked quarter basis, primarily reflecting the lower yield curve and approximately 16 basis points of decline related to maintaining a higher liquidity position. Noninterest income increased 3.5 percent compared with the first quarter of 2020 driven by higher commercial products revenue, mortgage banking revenue, and an increase in gains on the sale of securities, partially offset by lower payment services revenue, deposit service charges, and other noninterest income. Noninterest expense was relatively flat, on a linked quarter basis, reflecting higher personnel costs and technology and communications expense related to developing digital capabilities and related business investment, partially offset by lower other noninterest expense and marketing and business development expense.

U.S. Bancorp Second Quarter 2020 Results

NET INTEREST INCOME
(Taxable-equivalent basis; $ in millions)				Change
	2Q 2020	1Q 2020	2Q 2019	2Q20 vs 1Q20	2Q20 vs 2Q19	YTD 2020	YTD 2019	Change
Components of net interest income
Income on earning assets	$3,697	$4,142	$4,480	$(445)	$(783)	$7,839	$8,861	$(1,022)
Expense on interest-bearing liabilities	473	895	1,148	(422)	(675)	1,368	2,243	(875)
Net interest income	$3,224	$3,247	$3,332	$(23)	$(108)	$6,471	$6,618	$(147)

Average yields and rates paid
Earning assets yield	3.00%	3.71%	4.21%	(.71)%	(1.21)%	3.34%	4.21%	(.87)%
Rate paid on interest-bearing liabilities	.50	1.02	1.40	(.52)	(.90)	.75	1.39	(.64)
Gross interest margin	2.50%	2.69%	2.81%	(.19)%	(.31)%	2.59%	2.82%	(.23)%
Net interest margin	2.62%	2.91%	3.13%	(.29)%	(.51)%	2.76%	3.14%	(.38)%

Average balances
Investment securities (a)	$120,867	$120,843	$115,460	$24	$5,407	$120,856	$114,823	$6,033
Loans	318,107	297,657	289,218	20,450	28,889	307,882	287,672	20,210
Earning assets	494,119	447,722	426,933	46,397	67,186	470,921	423,234	47,687
Interest-bearing liabilities	380,320	352,761	329,743	27,559	50,577	366,540	325,971	40,569

(a) Excludes unrealized gain (loss)

Net interest income on a taxable-equivalent basis in the second quarter of 2020 was $3,224 million, a decrease of $108 million (3.2 percent) compared with the second quarter of 2019. The decrease was principally driven by the impact of declining interest rates, partially offset by deposit and funding mix and loan growth. Average earning assets were $67.2 billion (15.7 percent) higher than the second quarter of 2019, reflecting increases of $28.9 billion (10.0 percent) in average total loans, $5.4 billion (4.7 percent) in average investment securities, and $29.7 billion in average other earning assets.

Net interest income on a taxable-equivalent basis decreased $23 million (0.7 percent) on a linked quarter basis primarily driven by the impact of lower interest rates, partially offset by loan growth and the benefit of deposit pricing and funding mix. Average earning assets were $46.4 billion (10.4 percent) higher on a linked quarter basis, reflecting an increase of $20.5 billion (6.9 percent) in average total loans and $24.4 billion (99.6 percent) in average other earning assets. The growth in average loans reflects significant line utilization of $22 billion by corporate customers during late first quarter of 2020 and funding business loans of $7.3 billion by June 30, 2020, to qualifying borrowers participating in the SBA’s Paycheck Protection Program (“PPP”) during the second quarter. Many corporate customers were able to access the capital markets during the second quarter and reduced line balances by approximately $10 billion throughout the second quarter. Average investment securities were essentially flat on a linked quarter basis.

The net interest margin in the second quarter of 2020 was 2.62 percent, compared with 3.13 percent in the second quarter of 2019 and 2.91 percent in the first quarter of 2020. The decrease in the net interest margin year-over-year was primarily due to the impact of the lower yield curve and higher cash balances to maintain liquidity given the environment, partially offset by deposit pricing and funding mix. The decrease in net interest margin on a linked quarter basis reflects the impact of the lower yield curve and higher cash balances in support of liquidity, partially offset by the impact of deposit and funding mix.

The increase in average investment securities in the second quarter of 2020 compared with the second quarter of 2019 was primarily due to purchases of mortgage-backed securities, net of prepayments and maturities, partially offset by U.S. Treasury securities sales and maturities, net of purchases.

U.S. Bancorp Second Quarter 2020 Results

AVERAGE LOANS
($ in millions)				Percent Change
	2Q 2020	1Q 2020	2Q 2019	2Q20 vs 1Q20	2Q20 vs 2Q19	YTD 2020	YTD 2019	Percent Change

Commercial	$122,442	$100,329	$97,776	22.0	25.2	$111,385	$97,115	14.7
Lease financing	5,597	5,658	5,457	(1.1)	2.6	5,628	5,485	2.6
Total commercial	128,039	105,987	103,233	20.8	24.0	117,013	102,600	14.0

Commercial mortgages	30,194	29,523	28,465	2.3	6.1	29,858	28,462	4.9
Construction and development	10,894	10,555	10,900	3.2	(.1)	10,725	10,955	(2.1)
Total commercial real estate	41,088	40,078	39,365	2.5	4.4	40,583	39,417	3.0

Residential mortgages	71,122	70,892	66,834	.3	6.4	71,007	66,212	7.2

Credit card	21,510	23,836	22,830	(9.8)	(5.8)	22,673	22,714	(.2)

Retail leasing	8,412	8,474	8,547	(.7)	(1.6)	8,443	8,566	(1.4)
Home equity and second mortgages	14,386	14,838	15,831	(3.0)	(9.1)	14,612	15,912	(8.2)
Other	33,550	33,552	32,578	--	3.0	33,551	32,251	4.0
Total other retail	56,348	56,864	56,956	(.9)	(1.1)	56,606	56,729	(.2)

Total loans	$318,107	$297,657	$289,218	6.9	10.0	$307,882	$287,672	7.0

Average total loans for the second quarter of 2020 were $28.9 billion (10.0 percent) higher than the second quarter of 2019. The increase was primarily due to higher total commercial loans (24.0 percent), reflecting the utilization of bank credit facilities by customers to support liquidity requirements as well as the impact of loans made under the SBA’s Paycheck Protection Program, along with growth in residential mortgages (6.4 percent) given the lower interest rate environment. These increases were partially offset by lower credit card loans (5.8 percent) and total other retail loans (1.1 percent).

Average total loans were $20.5 billion (6.9 percent) higher than the first quarter of 2020 primarily driven by growth in total commercial loans (20.8 percent), reflecting the utilization of bank credit facilities by customers to support liquidity requirements as well as the impact of loans made under the SBA’s Paycheck Protection Program, partially offset by lower credit card loans (9.8 percent) driven by lower consumer spending during the second quarter.

U.S. Bancorp Second Quarter 2020 Results

AVERAGE DEPOSITS
($ in millions)				Percent Change
	2Q 2020	1Q 2020	2Q 2019	2Q20 vs 1Q20	2Q20 vs 2Q19	YTD 2020	YTD 2019	Percent Change

Noninterest-bearing deposits	$95,106	$74,142	$73,096	28.3	30.1	$84,624	$73,263	15.5
Interest-bearing savings deposits
Interest checking	83,789	77,359	70,433	8.3	19.0	80,573	71,301	13.0
Money market savings	129,692	121,946	108,633	6.4	19.4	125,819	104,058	20.9
Savings accounts	51,237	48,048	45,988	6.6	11.4	49,643	45,604	8.9
Total savings deposits	264,718	247,353	225,054	7.0	17.6	256,035	220,963	15.9
Time deposits	43,479	41,309	47,082	5.3	(7.7)	42,394	46,100	(8.0)
Total interest-bearing deposits	308,197	288,662	272,136	6.8	13.3	298,429	267,063	11.7

Total deposits	$403,303	$362,804	$345,232	11.2	16.8	$383,053	$340,326	12.6

Average total deposits for the second quarter of 2020 were $58.1 billion (16.8 percent) higher than the second quarter of 2019. Average noninterest-bearing deposits increased $22.0 billion (30.1 percent) driven by Corporate and Commercial Banking, Consumer and Business Banking, and Wealth Management and Investment Services. Average total savings deposits were $39.7 billion (17.6 percent) higher year-over-year driven by Corporate and Commercial Banking, Consumer and Business Banking, and Wealth Management and Investment Services. Average time deposits were $3.6 billion (7.7 percent) lower than the prior year quarter. Changes in time deposits are largely related to those deposits managed as an alternative to other funding sources, based largely on relative pricing and liquidity characteristics.

Average total deposits increased $40.5 billion (11.2 percent) from the first quarter of 2020. On a linked quarter basis, average noninterest-bearing deposits increased $20.9 billion (28.3 percent) driven by Corporate and Commercial Banking, Consumer and Business Banking, and Wealth Management and Investment Services. Average total savings deposits increased $17.4 billion (7.0 percent) over the first quarter of 2020 primarily due to increases in Corporate and Commercial Banking, Consumer and Business Banking, and Wealth Management and Investment Services. Average time deposits, which are managed based on funding needs, relative pricing and liquidity characteristics, increased $2.2 billion (5.3 percent) on a linked quarter basis primarily driven by Corporate and Commercial Banking.

The growth in average noninterest-bearing deposits and total average savings deposits is primarily a result of the economic impact of the COVID-19 pandemic on the world economy resulting in actions by the federal government to increase liquidity in the financial system, customers maintaining balance sheet liquidity by utilizing existing credit facilities and government stimulus programs.

U.S. Bancorp Second Quarter 2020 Results

NONINTEREST INCOME
($ in millions)				Percent Change
	2Q 2020	1Q 2020	2Q 2019	2Q20 vs 1Q20	2Q20 vs 2Q19	YTD 2020	YTD 2019	Percent Change

Credit and debit card revenue	$284	$304	$365	(6.6)	(22.2)	$588	$669	(12.1)
Corporate payment products revenue	101	145	167	(30.3)	(39.5)	246	329	(25.2)
Merchant processing services	266	337	404	(21.1)	(34.2)	603	782	(22.9)
Trust and investment management fees	434	427	415	1.6	4.6	861	814	5.8
Deposit service charges	133	209	227	(36.4)	(41.4)	342	444	(23.0)
Treasury management fees	137	143	153	(4.2)	(10.5)	280	299	(6.4)
Commercial products revenue	355	246	249	44.3	42.6	601	468	28.4
Mortgage banking revenue	648	395	189	64.1	nm	1,043	358	nm
Investment products fees	45	49	47	(8.2)	(4.3)	94	92	2.2
Securities gains (losses), net	81	50	17	62.0	nm	131	22	nm
Other	130	220	257	(40.9)	(49.4)	350	504	(30.6)

Total noninterest income	$2,614	$2,525	$2,490	3.5	5.0	$5,139	$4,781	7.5

Second quarter noninterest income of $2,614 million was $124 million (5.0 percent) higher than the second quarter of 2019 reflecting higher commercial products revenue and mortgage banking revenue, as well as an increase in gains on the sale of securities. Growth in these fee categories was partially offset by lower payment services revenue, deposit service charges, and other noninterest income. Commercial products revenue increased $106 million (42.6 percent) primarily due to higher corporate bond issuance fees and trading revenue. Mortgage banking revenue increased $459 million due to higher mortgage production and stronger gain on sale margins, partially offset by the unfavorable net impact of the change in fair value of mortgage servicing rights and related hedging activities. Partially offsetting these increases, payment services revenue decreased $285 million (30.4 percent) reflecting lower credit and debit card revenue of $81 million (22.2 percent), lower corporate payment products revenue of $66 million (39.5 percent) and lower merchant processing services revenue of $138 million (34.2 percent) driven by lower sales volume due to the worldwide impact of the COVID-19 pandemic on consumer and business spending. Deposit service charges decreased $94 million (41.4 percent) primarily due to lower volume and fee waivers related to customers impacted by COVID-19. Other noninterest income decreased $127 million (49.4 percent) due to lower equity investment income, tax-advantaged investment syndication revenue, and asset impairments as a result of property damage from civil unrest in the second quarter of 2020.

Noninterest income was $89 million (3.5 percent) higher in the second quarter of 2020 compared with the first quarter of 2020, reflecting higher commercial products revenue, mortgage banking revenue, and an increase in gains on the sale of securities, partially offset by lower payment services revenue, deposit service charges, and other noninterest income. Commercial products revenue increased $109 million (44.3 percent) on a linked quarter basis due to higher trading revenue and corporate bond fees. Mortgage banking revenue increased $253 million (64.1 percent) due to higher mortgage production and stronger gain on sale margins, partially offset by the unfavorable net impact of the change in fair value of mortgage servicing rights and related hedging activities. Payment services revenue decreased $135 million (17.2 percent) compared with the first quarter of 2020 driven by lower credit and debit card revenue of $20 million (6.6 percent), lower corporate payment products revenue of $44 million (30.3 percent), and lower merchant processing services revenue of $71 million (21.1 percent) primarily driven by lower sales volume due to the worldwide impact of the COVID-19 pandemic on spending. Deposit service charges decreased $76 million (36.4 percent) primarily due to lower volume and fee waivers related to customers impacted by COVID-19. Other noninterest income decreased $90 million (40.9 percent) primarily due to gains on sales of certain businesses in the first quarter of 2020, asset impairments as a result of property damage from civil unrest in the second quarter of 2020, and lower tax-advantaged investment syndication revenue.

U.S. Bancorp Second Quarter 2020 Results

NONINTEREST EXPENSE
($ in millions)				Percent Change
	2Q 2020	1Q 2020	2Q 2019	2Q20 vs 1Q20	2Q20 vs 2Q19	YTD 2020	YTD 2019	Percent Change

Compensation	$1,685	$1,620	$1,574	4.0	7.1	$3,305	$3,133	5.5
Employee benefits	314	352	314	(10.8)	--	666	647	2.9
Net occupancy and equipment	271	276	281	(1.8)	(3.6)	547	558	(2.0)
Professional services	106	99	106	7.1	--	205	201	2.0
Marketing and business development	67	74	111	(9.5)	(39.6)	141	200	(29.5)
Technology and communications	309	289	270	6.9	14.4	598	527	13.5
Postage, printing and supplies	72	72	73	--	(1.4)	144	145	(.7)
Other intangibles	43	42	42	2.4	2.4	85	82	3.7
Other	451	492	382	(8.3)	18.1	943	747	26.2

Total noninterest expense	$3,318	$3,316	$3,153	.1	5.2	$6,634	$6,240	6.3

Second quarter noninterest expense of $3,318 million was $165 million (5.2 percent) higher than the second quarter of 2019 driven by incremental costs related to COVID-19 and revenue-related expenses due to higher mortgage production and capital markets activities of approximately $150 million in addition to business investments, including increased digital capabilities. The categories of expense impacted included personnel expense, technology and communications expense, and other noninterest expense, partially offset by lower marketing and business development expense. Compensation expense increased $111 million (7.1 percent) compared with the second quarter of 2019 due to merit and variable compensation related to business production in mortgage banking and fixed income capital markets. Technology and communications expense increased $39 million (14.4 percent) primarily due to capital expenditures supporting business growth. Other noninterest expense increased $69 million (18.1 percent) which reflected approximately $79 million of expenses related to COVID-19, including increased liabilities driven by future delivery exposure related to merchant processing for airlines, and higher state franchise taxes, partially offset by lower costs related to tax-advantaged projects in the second quarter of 2020. These increases were partly offset by lower marketing and business development expense of $44 million (39.6 percent) due to the timing of marketing campaigns and reduction in travel as a result of COVID-19.

Noninterest expense was essentially flat on a linked quarter basis reflecting higher compensation expense and technology and communications expense, partially offset by lower employee benefits expense and other noninterest expense. Compensation expense increased $65 million (4.0 percent) primarily due to merit and revenue-related expenses. Technology and communications expense increased $20 million (6.9 percent) primarily due to capital expenditures supporting business growth. These increases were partly offset by lower employee benefits expense of $38 million (10.8 percent) primarily due to higher payroll taxes during the first quarter of the year and lower medical expenses. Other noninterest expense decreased $41 million (8.3 percent) due to lower accruals in the second quarter of 2020 for liabilities related to future delivery exposures related to merchant and airline processing, partially offset by higher state franchise taxes.

Provision for Income Taxes

The provision for income taxes for the second quarter of 2020 resulted in a tax rate of 11.2 percent on a taxable-equivalent basis (effective tax rate of 8.4 percent), compared with 20.7 percent on a taxable-equivalent basis (effective tax rate of 19.7 percent) in the second quarter of 2019, and a tax rate of 19.4 percent on a taxable-equivalent basis (effective tax rate of 18.1 percent) in the first quarter of 2020. The reduced tax rate for the second quarter of 2020 is primarily a result of reduced pretax income being impacted by current economic conditions, including the higher provision for credit losses.

U.S. Bancorp Second Quarter 2020 Results

ALLOWANCE FOR CREDIT LOSSES
($ in millions)	2Q		1Q		4Q		3Q		2Q
	2020	% (a)	2020	% (a)	2019	% (a)	2019	% (a)	2019	% (a)
Balance, beginning of period	$6,590		$4,491		$4,481		$4,466		$4,451
Change in accounting principle (b)	--		1,499		--		--		--
Net charge-offs
Commercial	105	.34	69	.28	74	.30	72	.29	56	.23
Lease financing	6	.43	5	.36	4	.29	3	.22	3	.22

Total commercial	111	.35	74	.28	78	.30	75	.29	59	.23
Commercial mortgages	19	.25	(1)	(.01)	7	.10	3	.04	2	.03
Construction and development	3	.11	(1)	(.04)	--	--	3	.11	(1)	(.04)

Total commercial real estate	22	.22	(2)	(.02)	7	.07	6	.06	1	.01

Residential mortgages	(3)	(.02)	1	.01	(1)	(.01)	(3)	(.02)	4	.02

Credit card	229	4.28	234	3.95	230	3.79	211	3.53	227	3.99

Retail leasing (c)	33	1.58	19	.90	4	.19	3	.14	2	.09
Home equity and second mortgages	--	--	1	.03	--	--	(1)	(.03)	(1)	(.03)
Other	45	.54	66	.79	67	.79	61	.72	58	.71

Total other retail	78	.56	86	.61	71	.49	63	.43	59	.42

Total net charge-offs	437	.55	393	.53	385	.52	352	.48	350	.49
Provision for credit losses	1,737		993		395		367		365

Balance, end of period	$7,890		$6,590		$4,491		$4,481		$4,466

Components
Allowance for loan losses	$7,383		$6,216		$4,020		$4,007		$4,019
Liability for unfunded credit commitments	507		374		471		474		447

Total allowance for credit losses	$7,890		$6,590		$4,491		$4,481		$4,466

Gross charge-offs	$522		$491		$479		$451		$464
Gross recoveries	$85		$98		$94		$99		$114

Allowance for credit losses as a percentage of
Period-end loans	2.54		2.07		1.52		1.52		1.53
Nonperforming loans	737		809		649		541		556
Nonperforming assets	673		697		542		458		469

(a)  Annualized and calculated on average loan balances

(b)  Effective January 1, 2020, the Company adopted accounting guidance which changed impairment recognition of financial instruments to a model that is based on expected losses rather than incurred losses.

(c)   Includes end of term losses on residual lease values as of January 1, 2020

U.S. Bancorp Second Quarter 2020 Results

During the second quarter of 2020, economic conditions continued to deteriorate due to the impact of the COVID-19 health crisis. As a result, economic projections for the gross domestic product declined dramatically and unemployment levels increased significantly with information related to the evolving impacts of the COVID-19 health crisis. As a result, the Company’s expectations related to delinquencies, credit risk rating, nonperforming assets and related future credit losses continue to reflect deteriorating credit quality. As a result, the Company’s provision for credit losses for the second quarter of 2020 was $1,737 million, which was $744 million higher than the prior quarter and $1,372 million higher than the second quarter of 2019. The Company’s provision for the second quarter of 2020 reflects a $1,300 million increase in the allowance for credit losses to recognize the expected losses from these deteriorating economic conditions. Changes in expected loss estimates consider various factors including the changing economic activity, potential mitigating effects of government stimulus, estimated duration of the health crisis, customer specific information impacting changes in risk ratings, projected delinquencies and the impact of industrywide loan modification efforts designed to limit long term effects of the pandemic event, among other factors.

Total net charge-offs in the second quarter of 2020 were $437 million, compared with $393 million in the first quarter of 2020, and $350 million in the second quarter of 2019. The net charge-off ratio was 0.55 percent in the second quarter of 2020, compared with 0.53 percent in the first quarter of 2020 and 0.49 percent in the second quarter of 2019. Net charge-offs increased $44 million (11.2 percent) compared with the first quarter of 2020 mainly due to higher total commercial, total commercial real estate and retail leasing net charge-offs, partially offset by lower other retail net charge-offs. Net charge-offs increased $87 million (24.9 percent) compared with the second quarter of 2019 primarily due to higher total commercial, total commercial real estate, and retail leasing net charge-offs, partly offset by lower other retail net charge-offs. The year-over-year increase in retail leasing net charge-offs reflects the inclusion of end of term losses on residual lease values as of January 1, 2020.

The allowance for credit losses was $7,890 million at June 30, 2020, compared with $6,590 million at March 31, 2020, and $4,466 million at June 30, 2019. The increase year-over-year was due to the impact of the change in accounting principle on January 1, 2020, which added $1.5 billion to the allowance for credit losses and the reserve build related to the potential economic impact of COVID-19. The increase on a linked quarter basis was also primarily due to the reserve build related to the potential economic impact of COVID-19. The ratio of the allowance for credit losses to period-end loans was 2.54 percent at June 30, 2020, compared with 2.07 percent at March 31, 2020, and 1.53 percent at June 30, 2019. The ratio of the allowance for credit losses to nonperforming loans was 737 percent at June 30, 2020, compared with 809 percent at March 31, 2020, and 556 percent at June 30, 2019.

Nonperforming assets were $1,173 million at June 30, 2020, compared with $946 million at March 31, 2020, and $953 million at June 30, 2019. The ratio of nonperforming assets to loans and other real estate was 0.38 percent at June 30, 2020, compared with 0.30 percent at March 31, 2020, and 0.33 percent at June 30, 2019. The year-over-year increase in nonperforming assets was primarily due to increases in total commercial and total commercial real estate nonperforming loans. Accruing loans 90 days or more past due were $556 million at June 30, 2020, compared with $579 million at March 31, 2020, and $752 million at June 30, 2019. The Company expects credit losses and nonperforming assets to continue to increase given current economic conditions.

U.S. Bancorp Second Quarter 2020 Results

DELINQUENT LOAN RATIOS AS A PERCENT OF ENDING LOAN BALANCES
(Percent)	Jun 30	Mar 31	Dec 31	Sep 30	Jun 30
	2020	2020	2019	2019	2019

Delinquent loan ratios - 90 days or more past due excluding nonperforming loans
Commercial	.07	.06	.08	.10	.26
Commercial real estate	--	--	.01	.01	--
Residential mortgages	.16	.15	.17	.17	.17
Credit card	1.22	1.29	1.23	1.16	1.14
Other retail	.16	.17	.17	.18	.17
Total loans	.18	.18	.20	.20	.26

Delinquent loan ratios - 90 days or more past due including nonperforming loans
Commercial	.45	.31	.27	.40	.53
Commercial real estate	.48	.25	.21	.23	.24
Residential mortgages	.50	.49	.51	.53	.55
Credit card	1.22	1.29	1.23	1.16	1.14
Other retail	.48	.45	.46	.47	.47
Total loans	.52	.44	.44	.49	.53

ASSET QUALITY (a)
($ in millions)
	Jun 30	Mar 31	Dec 31	Sep 30	Jun 30
	2020	2020	2019	2019	2019
Nonperforming loans
Commercial	$403	$276	$172	$290	$254
Lease financing	53	33	32	29	25
Total commercial	456	309	204	319	279
Commercial mortgages	188	89	74	82	81
Construction and development	7	12	8	7	11
Total commercial real estate	195	101	82	89	92
Residential mortgages	242	243	241	251	263
Credit card	--	--	--	--	--
Other retail	178	162	165	170	169

Total nonperforming loans	1,071	815	692	829	803

Other real estate	52	70	78	84	88

Other nonperforming assets	50	61	59	66	62

Total nonperforming assets	$1,173	$946	$829	$979	$953
Accruing loans 90 days or more past due	$556	$579	$605	$600	$752

Performing restructured loans, excluding GNMA	$1,994	$2,080	$2,129	$2,145	$2,142

Performing restructured GNMA	$1,522	$1,619	$1,622	$1,690	$1,598

Nonperforming assets to loans plus ORE (%)	.38	.30	.28	.33	.33

(a) Throughout this document, nonperforming assets and related ratios do not include accruing loans 90 days or more past due

U.S. Bancorp Second Quarter 2020 Results

COMMON SHARES
(Millions)	2Q 2020	1Q 2020	4Q 2019	3Q 2019	2Q 2019

Beginning shares outstanding	1,506	1,534	1,571	1,584	1,599
Shares issued for stock incentive plans, acquisitions and other corporate purposes	--	3	3	1	--
Shares repurchased	--	(31)	(40)	(14)	(15)
Ending shares outstanding	1,506	1,506	1,534	1,571	1,584

CAPITAL POSITION
($ in millions)	Jun 30 2020	Mar 31 2020	Dec 31 2019	Sep 30 2019	Jun 30 2019

Total U.S. Bancorp shareholders’ equity	$51,850	$51,532	$51,853	$53,517	$52,913

Basel III Standardized Approach (a)
Common equity tier 1 capital	$36,351	$36,224	$35,713	$37,653	$36,909
Tier 1 capital	42,781	42,651	41,721	43,667	42,923
Total risk-based capital	51,457	51,277	49,744	51,684	50,370

Common equity tier 1 capital ratio	9.0%	9.0%	9.1%	9.6%	9.5%
Tier 1 capital ratio	10.6	10.5	10.7	11.2	11.0
Total risk-based capital ratio	12.8	12.7	12.7	13.2	13.0
Leverage ratio	8.0	8.8	8.8	9.3	9.3

Tangible common equity to tangible assets (b)	6.7	6.7	7.5	8.0	7.9
Tangible common equity to risk-weighted assets (b)	9.0	8.9	9.3	9.7	9.7

Common equity tier 1 capital to risk-weighted assets, reflecting the full implementation of the current expected credit losses methodology (b)	8.7	8.6

(a) Calculated in accordance with transitional regulatory capital requirements related to the current expected credit losses methodology implementation at March 31, 2020

(b) See Non-GAAP Financial Measures reconciliation on page 17

Total U.S. Bancorp shareholders’ equity was $51.9 billion at June 30, 2020, compared with $51.5 billion at March 31, 2020, and $52.9 billion at June 30, 2019. The Company announced on March 15, 2020, that it suspended its common stock repurchase program. This action was taken to maintain strong capital levels given the impact and uncertainties of COVID-19 on the economy and global markets.

All regulatory ratios continue to be in excess of “well-capitalized” requirements. The common equity tier 1 capital to risk-weighted assets ratio using the Basel III standardized approach was 9.0 percent at June 30, 2020, and at March 31, 2020, compared with 9.5 percent at June 30, 2019. The Company’s common equity tier 1 capital to risk-weighted assets ratio, reflecting the full implementation of the current expected credit losses methodology was 8.7 percent at June 30, 2020, compared with 8.6 percent at March 31, 2020.

U.S. Bancorp Second Quarter 2020 Results

Investor Conference Call

On Wednesday, July 15, 2020, at 8 a.m. CT, Chairman, President and Chief Executive Officer Andy Cecere and Vice Chair and Chief Financial Officer Terry Dolan will host a conference call to review the financial results. The conference call will be available online or by telephone. To access the webcast and presentation, visit U.S. Bancorp’s website at usbank.com and click on “About Us”, “Investor Relations” and “Webcasts & Presentations.” To access the conference call from locations within the United States and Canada, please dial 866.316.1409. Participants calling from outside the United States and Canada, please dial 706.634.9086. The conference ID number for all participants is 4179908. For those unable to participate during the live call, a recording will be available at approximately 11:00 a.m. CT on Wednesday, July 15 and will be accessible until Wednesday, July 22 at 11:59 p.m. CT. To access the recorded message within the United States and Canada, please dial 855.859.2056. If calling from outside the United States and Canada, please dial 404.537.3406 to access the recording. The conference ID is 4179908.

About U.S. Bancorp

U.S. Bancorp, with more than 70,000 employees and $547 billion in assets as of June 30, 2020, is the parent company of U.S. Bank National Association, the fifth-largest commercial bank in the United States. The Minneapolis-based bank blends its relationship teams, branches and ATM network with mobile and online tools that allow customers to bank how, when and where they prefer. U.S. Bank is committed to serving its millions of retail, business, wealth management, payment, commercial and corporate, and investment services customers across the country and around the world as a trusted financial partner, a commitment recognized by the Ethisphere Institute naming the bank one of the 2020 World’s Most Ethical Companies. Visit U.S. Bank at www.usbank.com or follow on social media to stay up to date with company news.

Forward-looking Statements

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

This press release contains forward-looking statements about U.S. Bancorp. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are based on the information available to, and assumptions and estimates made by, management as of the date hereof. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of U.S. Bancorp. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated. The COVID-19 pandemic is adversely affecting U.S. Bancorp, its customers, counterparties, employees, and third-party service providers, and the ultimate extent of the impacts on its business, financial position, results of operations, liquidity, and prospects is uncertain. Continued deterioration in general business and economic conditions or turbulence in domestic or global financial markets could adversely affect U.S. Bancorp’s revenues and the values of its assets and liabilities, reduce the availability of funding to certain financial institutions, lead to a tightening of credit, and increase stock price volatility. In addition, changes to statutes, regulations, or regulatory policies or practices could affect U.S. Bancorp in substantial and unpredictable ways. U.S. Bancorp’s results could also be adversely affected by changes in interest rates; further increases in unemployment rates; deterioration in the credit quality of its loan portfolios or in the value of the collateral securing those loans; deterioration in the value of its investment securities; legal and regulatory developments; litigation; increased competition from both banks and non-banks; changes in the level of tariffs and other trade policies of the United States and its global trading partners; changes in customer behavior and preferences; breaches in data security; failures to safeguard personal information; effects of mergers and acquisitions and related integration; effects of critical accounting policies and judgments; and management’s ability to effectively manage credit risk, market risk, operational risk, compliance risk, strategic risk, interest rate risk, liquidity risk and reputation risk.

For discussion of these and other risks that may cause actual results to differ from expectations, refer to U.S. Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2019, on file with the Securities and Exchange Commission, including the sections entitled “Corporate Risk Profile” and “Risk Factors” contained in Exhibit 13, and all subsequent filings with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, including the section entitled “Risk Factors” in the Quarterly Report on Form 10-Q for the quarter ended March 31, 2020. In addition, factors other than these risks also could adversely affect U.S. Bancorp’s results, and the reader should not consider these risks to be a complete set of all potential risks or uncertainties. Forward-looking statements speak only as of the date hereof, and U.S. Bancorp undertakes no obligation to update them in light of new information or future events.

U.S. Bancorp Second Quarter 2020 Results

Non-GAAP Financial Measures

In addition to capital ratios defined by banking regulators, the Company considers various other measures when evaluating capital utilization and adequacy, including:

•	Tangible common equity to tangible assets
•	Tangible common equity to risk-weighted assets
•	Common equity tier 1 capital to risk-weighted assets, reflecting the full implementation of the current expected credit losses methodology, and
•	Return on tangible common equity.

These capital measures are viewed by management as useful additional methods of evaluating the Company’s utilization of its capital held and the level of capital available to withstand unexpected negative market or economic conditions. Additionally, presentation of these measures allows investors, analysts and banking regulators to assess the Company’s capital position relative to other financial services companies. These capital measures are not defined in generally accepted accounting principles (“GAAP”), or are not currently effective or defined in banking regulations. In addition, certain of these measures differ from currently effective capital ratios defined by banking regulations principally in that the currently effective ratios, which are subject to certain transitional provisions, temporarily exclude the impact of the first quarter of 2020 adoption of accounting guidance related to impairment of financial instruments based on the current expected credit losses methodology. As a result, these capital measures disclosed by the Company may be considered non-GAAP financial measures. Management believes this information helps investors assess trends in the Company’s capital adequacy.

The Company also discloses net interest income and related ratios and analysis on a taxable-equivalent basis, which may also be considered non-GAAP financial measures. The Company believes this presentation to be the preferred industry measurement of net interest income as it provides a relevant comparison of net interest income arising from taxable and tax-exempt sources. In addition, certain performance measures, including the efficiency ratio and net interest margin utilize net interest income on a taxable-equivalent basis.

There may be limits in the usefulness of these measures to investors. As a result, the Company encourages readers to consider the consolidated financial statements and other financial information contained in this press release in their entirety, and not to rely on any single financial measure. A table follows that shows the Company’s calculation of these non-GAAP financial measures.

CONSOLIDATED STATEMENT OF INCOME
(Dollars and Shares in Millions, Except Per Share Data)	Three Months Ended June 30,		Six Months Ended June 30,
(Unaudited)	2020	2019	2020	2019
Interest Income
Loans	$2,949	$3,582	$6,260	$7,122
Loans held for sale	52	34	96	59
Investment securities	630	745	1,322	1,450
Other interest income	41	90	110	171
Total interest income	3,672	4,451	7,788	8,802
Interest Expense
Deposits	194	762	719	1,457
Short-term borrowings	34	91	105	184
Long-term debt	244	293	541	597
Total interest expense	472	1,146	1,365	2,238
Net interest income	3,200	3,305	6,423	6,564
Provision for credit losses	1,737	365	2,730	742
Net interest income after provision for credit losses	1,463	2,940	3,693	5,822
Noninterest Income
Credit and debit card revenue	284	365	588	669
Corporate payment products revenue	101	167	246	329
Merchant processing services	266	404	603	782
Trust and investment management fees	434	415	861	814
Deposit service charges	133	227	342	444
Treasury management fees	137	153	280	299
Commercial products revenue	355	249	601	468
Mortgage banking revenue	648	189	1,043	358
Investment products fees	45	47	94	92
Securities gains (losses), net	81	17	131	22
Other	130	257	350	504
Total noninterest income	2,614	2,490	5,139	4,781
Noninterest Expense
Compensation	1,685	1,574	3,305	3,133
Employee benefits	314	314	666	647
Net occupancy and equipment	271	281	547	558
Professional services	106	106	205	201
Marketing and business development	67	111	141	200
Technology and communications	309	270	598	527
Postage, printing and supplies	72	73	144	145
Other intangibles	43	42	85	82
Other	451	382	943	747
Total noninterest expense	3,318	3,153	6,634	6,240
Income before income taxes	759	2,277	2,198	4,363
Applicable income taxes	64	449	324	827
Net income	695	1,828	1,874	3,536
Net (income) loss attributable to noncontrolling interests	(6)	(7)	(14)	(16)
Net income attributable to U.S. Bancorp	$689	$1,821	$1,860	$3,520
Net income applicable to U.S. Bancorp common shareholders	$614	$1,741	$1,702	$3,354
Earnings per common share	$.41	$1.09	$1.13	$2.10
Diluted earnings per common share	$.41	$1.09	$1.12	$2.10
Dividends declared per common share	$.42	$.37	$.84	$.74
Average common shares outstanding	1,506	1,590	1,512	1,596
Average diluted common shares outstanding	1,507	1,592	1,513	1,599

CONSOLIDATED ENDING BALANCE SHEET

(Dollars in Millions)	June 30, 2020	December 31, 2019	June 30, 2019
	(Unaudited)		(Unaudited)
Assets
Cash and due from banks	$52,392	$22,405	$16,932
Investment securities
Held-to-maturity	--	--	46,383
Available-for-sale	128,120	122,613	69,197
Loans held for sale	8,178	5,578	3,819
Loans
Commercial	120,261	103,863	103,980
Commercial real estate	41,076	39,746	39,334
Residential mortgages	71,329	70,586	67,913
Credit card	21,257	24,789	23,426
Other retail	56,412	57,118	57,375
Total loans	310,335	296,102	292,028
Less allowance for loan losses	(7,383)	(4,020)	(4,019)
Net loans	302,952	292,082	288,009
Premises and equipment	3,616	3,702	3,690
Goodwill	9,842	9,655	9,548
Other intangible assets	2,518	3,223	3,161
Other assets	39,034	36,168	40,980
Total assets	$546,652	$495,426	$481,719

Liabilities and Shareholders’ Equity
Deposits
Noninterest-bearing	$109,723	$75,590	$76,170
Interest-bearing	303,583	286,326	277,007
Total deposits	413,306	361,916	353,177
Short-term borrowings	20,595	23,723	15,032
Long-term debt	42,579	40,167	41,008
Other liabilities	17,692	17,137	18,962
Total liabilities	494,172	442,943	428,179
Shareholders’ equity
Preferred stock	5,984	5,984	5,984
Common stock	21	21	21
Capital surplus	8,483	8,475	8,465
Retained earnings	62,526	63,186	61,252
Less treasury stock	(25,962)	(24,440)	(21,465)
Accumulated other comprehensive income (loss)	798	(1,373)	(1,344)
Total U.S. Bancorp shareholders’ equity	51,850	51,853	52,913
Noncontrolling interests	630	630	627
Total equity	52,480	52,483	53,540
Total liabilities and equity	$546,652	$495,426	$481,719

NON-GAAP FINANCIAL MEASURES

(Dollars in Millions, Unaudited)	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Total equity	$52,480	$52,162	$52,483	$54,147	$53,540
Preferred stock	(5,984)	(5,984)	(5,984)	(5,984)	(5,984)
Noncontrolling interests	(630)	(630)	(630)	(630)	(627)
Goodwill (net of deferred tax liability) (1)	(8,954)	(8,958)	(8,788)	(8,781)	(8,708)
Intangible assets, other than mortgage servicing rights	(678)	(742)	(677)	(687)	(703)
Tangible common equity (a)	36,234	35,848	36,404	38,065	37,518

Common equity tier 1 capital, determined in accordance with transitional regulatory capital requirements related to the current expected credit losses methodology implementation	36,351	36,224
Adjustments (2)	(1,702)	(1,377)
Common equity tier 1 capital, reflecting the full implementation of the current expected credit losses methodology (b)	34,649	34,847
Total assets	546,652	542,909	495,426	487,671	481,719
Goodwill (net of deferred tax liability) (1)	(8,954)	(8,958)	(8,788)	(8,781)	(8,708)

Intangible assets, other than mortgage servicing rights	(678)	(742)	(677)	(687)	(703)
Tangible assets (c)	537,020	533,209	485,961	478,203	472,308
Risk-weighted assets, determined in accordance with prescribed regulatory capital requirements effective for the Company (d)	401,832 *	404,627	391,269	390,622	388,709
Adjustments (3)	(1,394)*	(958)

Risk-weighted assets, reflecting the full implementation of the current expected credit losses methodology (e)	400,438 *	403,669

Ratios*
Tangible common equity to tangible assets (a)/(c)	6.7%	6.7%	7.5%	8.0%	7.9%
Tangible common equity to risk-weighted assets (a)/(d)	9.0	8.9	9.3	9.7	9.7
Common equity tier 1 capital to risk-weighted assets, reflecting the full implementation of the current expected credit losses methodology (b)/(e)	8.7	8.6

	Three Months Ended
	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Net income applicable to U.S. Bancorp common shareholders	$614	$1,088	$1,408	$1,821	$1,741
Intangibles amortization (net-of-tax)	34	33	35	33	33
Net income applicable to U.S. Bancorp common shareholders, excluding intangibles amortization	648	1,121	1,443	1,854	1,774
Annualized net income applicable to U.S. Bancorp common shareholders, excluding intangible amortization (f)	2,606	4,509	5,725	7,356	7,115

Average total equity	52,871	51,776	53,777	53,921	53,066
Average preferred stock	(5,984)	(5,984)	(5,984)	(5,984)	(5,984)
Average noncontrolling interests	(630)	(630)	(630)	(629)	(628)
Average goodwill (net of deferred tax liability) (1)	(8,960)	(8,825)	(8,796)	(8,725)	(8,715)
Average intangible assets, other than mortgage servicing rights	(706)	(688)	(683)	(689)	(681)
Average tangible common equity (g)	36,591	35,649	37,684	37,894	37,058

Return on tangible common equity (f)/(g)	7.1%	12.6%	15.2%	19.4%	19.2%

Net interest income	$3,200	$3,223	$3,207	$3,281	$3,305
Taxable-equivalent adjustment (4)	24	24	24	25	27

Net interest income, on a taxable-equivalent basis	3,224	3,247	3,231	3,306	3,332

Net interest income, on a taxable-equivalent basis (as calculated above)	3,224	3,247	3,231	3,306	3,332
Noninterest income	2,614	2,525	2,436	2,614	2,490
Less: Securities gains (losses), net	81	50	26	25	17
Total net revenue, excluding net securities gains (losses) (h)	5,757	5,722	5,641	5,895	5,805

Noninterest expense (i)	3,318	3,316	3,401	3,144	3,153
Less: Intangible amortization	43	42	44	42	42
Noninterest expense, excluding intangible amortization (j)	3,275	3,274	3,357	3,102	3,111

Efficiency ratio (i)/(h)	57.6%	58.0%	60.3%	53.3%	54.3%
Tangible efficiency ratio (j)/(h)	56.9	57.2	59.5	52.6	53.6

*	Preliminary data. Subject to change prior to filings with applicable regulatory agencies.
(1)	Includes goodwill related to certain investments in unconsolidated financial institutions per prescribed regulatory requirements.
(2)	Includes the estimated increase in the allowance for credit losses related to the adoption of the current expected credit losses methodology net of deferred taxes.
(3)	Includes the impact of the estimated increase in the allowance for credit losses related to the adoption of the current expected credit losses methodology.
(4)	Based on a federal income tax rate of 21 percent for those assets and liabilities whose income or expense is not included for federal income tax purposes.

LINE OF BUSINESS FINANCIAL PERFORMANCE (a)
($ in millions)	Net Income Attributable to U.S. Bancorp			Percent Change		Net Income Attributable to U.S. Bancorp
Business Line	2Q 2020	1Q 2020	2Q 2019	2Q20 vs 1Q20	2Q20 vs 2Q19	YTD 2020	YTD 2019	Percent Change
Corporate and Commercial Banking	$598	$169	$465	nm	28.6	$767	$881	(12.9)
Consumer and Business Banking	692	644	581	7.5	19.1	1,336	1,174	13.8
Wealth Management and Investment Services	204	216	235	(5.6)	(13.2)	420	461	(8.9)
Payment Services	400	316	354	26.6	13.0	716	688	4.1
Treasury and Corporate Support	(1,205)	(174)	186	nm	nm	(1,379)	316	nm

Consolidated Company	$689	$1,171	$1,821	(41.2)	(62.2)	$1,860	$3,520	(47.2)

(a) preliminary data

Lines of Business

The Company’s major lines of business are Corporate and Commercial Banking, Consumer and Business Banking, Wealth Management and Investment Services, Payment Services, and Treasury and Corporate Support. These operating segments are components of the Company about which financial information is prepared and is evaluated regularly by management in deciding how to allocate resources and assess performance. Business line results are derived from the Company’s business unit profitability reporting systems by specifically attributing managed balance sheet assets, deposits and other liabilities and their related income or expense. Designations, assignments and allocations change from time to time as management systems are enhanced, methods of evaluating performance or product lines change or business segments are realigned to better respond to the Company’s diverse customer base. During 2020, certain organization and methodology changes were made and, accordingly, prior period results were restated and presented on a comparable basis.

        2

CORPORATE AND COMMERCIAL BANKING (a)
($ in millions)				Percent Change
	2Q 2020	1Q 2020	2Q 2019	2Q20 vs 1Q20	2Q20 vs 2Q19	YTD 2020	YTD 2019	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$890	$798	$774	11.5	15.0	$1,688	$1,552	8.8
Noninterest income	340	273	244	24.5	39.3	613	452	35.6
Securities gains (losses), net	--	--	--	--	--	--	--	--
Total net revenue	1,230	1,071	1,018	14.8	20.8	2,301	2,004	14.8
Noninterest expense	411	421	413	(2.4)	(.5)	832	820	1.5
Other intangibles	--	--	1	--	nm	--	2	nm
Total noninterest expense	411	421	414	(2.4)	(.7)	832	822	1.2
Income before provision and taxes	819	650	604	26.0	35.6	1,469	1,182	24.3
Provision for credit losses	21	425	(16)	(95.1)	nm	446	7	nm
Income before income taxes	798	225	620	nm	28.7	1,023	1,175	(12.9)
Income taxes and taxable-equivalent adjustment	200	56	155	nm	29.0	256	294	(12.9)
Net income	598	169	465	nm	28.6	767	881	(12.9)
Net (income) loss attributable to noncontrolling interests	--	--	--	--	--	--	--	--
Net income attributable to U.S. Bancorp	$598	$169	$465	nm	28.6	$767	$881	(12.9)

Average Balance Sheet Data
Loans	$122,950	$103,373	$98,922	18.9	24.3	$113,161	$98,800	14.5
Other earning assets	3,847	4,555	3,883	(15.5)	(.9)	4,201	3,527	19.1
Goodwill	1,647	1,647	1,647	--	--	1,647	1,647	--
Other intangible assets	6	7	9	(14.3)	(33.3)	7	9	(22.2)
Assets	135,504	115,314	108,823	17.5	24.5	125,409	108,063	16.1

Noninterest-bearing deposits	38,658	29,346	29,061	31.7	33.0	34,002	29,623	14.8
Interest-bearing deposits	95,373	80,659	70,740	18.2	34.8	88,017	70,959	24.0
Total deposits	134,031	110,005	99,801	21.8	34.3	122,019	100,582	21.3

Total U.S. Bancorp shareholders’ equity	17,295	15,810	15,436	9.4	12.0	16,553	15,389	7.6

(a) preliminary data

Corporate and Commercial Banking offers lending, equipment finance and small-ticket leasing, depository services, treasury management, capital markets services, international trade services and other financial services to middle market, large corporate, commercial real estate, financial institution, non-profit and public sector clients.

Corporate and Commercial Banking contributed $598 million of the Company’s net income in the second quarter of 2020, compared with $465 million in the second quarter of 2019. Total net revenue increased $212 million (20.8 percent) due to an increase of $116 million (15.0 percent) in net interest income and an increase of $96 million (39.3 percent) in total noninterest income. Net interest income increased primarily due to strong loan growth as well as higher noninterest-bearing and interest-bearing deposit balances, partially offset by the impact on net interest margin due to changes in loan mix and lower spreads on loans, reflecting changing interest rates given the economic environment. Total noninterest income increased year-over-year primarily due to higher capital markets and trading revenue as corporate customers access the fixed income capital markets for bond issuances. Total noninterest expense was $3 million (0.7 percent) lower compared with a year ago primarily driven by lower net shared services expense and lower other noninterest expense due to a reduction in travel as a result of COVID-19, partially offset by higher variable compensation related to fixed income capital markets business production. The provision for credit losses increased $37 million primarily due to higher net charge-offs, partially offset by a favorable change in the reserve allocation driven by payoffs of funded exposures net of the impact of credit risk rating downgrades.

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CONSUMER AND BUSINESS BANKING (a)
($ in millions)				Percent Change
	2Q 2020	1Q 2020	2Q 2019	2Q20 vs 1Q20	2Q20 vs 2Q19	YTD 2020	YTD 2019	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$1,486	$1,543	$1,597	(3.7)	(7.0)	$3,029	$3,178	(4.7)
Noninterest income	921	757	567	21.7	62.4	1,678	1,102	52.3
Securities gains (losses), net	--	--	--	--	--	--	--	--

Total net revenue	2,407	2,300	2,164	4.7	11.2	4,707	4,280	10.0
Noninterest expense	1,370	1,314	1,305	4.3	5.0	2,684	2,555	5.0
Other intangibles	4	4	5	--	(20.0)	8	10	(20.0)

Total noninterest expense	1,374	1,318	1,310	4.2	4.9	2,692	2,565	5.0

Income before provision and taxes	1,033	982	854	5.2	21.0	2,015	1,715	17.5
Provision for credit losses	110	123	79	(10.6)	39.2	233	149	56.4

Income before income taxes	923	859	775	7.5	19.1	1,782	1,566	13.8
Income taxes and taxable-equivalent adjustment	231	215	194	7.4	19.1	446	392	13.8

Net income	692	644	581	7.5	19.1	1,336	1,174	13.8
Net (income) loss attributable to noncontrolling interests	--	--	--	--	--	--	--	--

Net income attributable to U.S. Bancorp	$692	$644	$581	7.5	19.1	$1,336	$1,174	13.8

Average Balance Sheet Data
Loans	$150,206	$146,715	$143,777	2.4	4.5	$148,459	$142,804	4.0
Other earning assets	6,576	4,967	3,333	32.4	97.3	5,772	2,864	nm
Goodwill	3,475	3,475	3,475	--	--	3,475	3,475	--
Other intangible assets	1,935	2,405	2,717	(19.5)	(28.8)	2,170	2,799	(22.5)
Assets	167,501	161,760	157,445	3.5	6.4	164,630	156,103	5.5

Noninterest-bearing deposits	34,662	27,869	27,051	24.4	28.1	31,265	26,800	16.7
Interest-bearing deposits	144,319	133,766	128,932	7.9	11.9	139,041	128,135	8.5

Total deposits	178,981	161,635	155,983	10.7	14.7	170,306	154,935	9.9

Total U.S. Bancorp shareholders’ equity	14,973	14,931	15,119	.3	(1.0)	14,952	15,060	(.7)

(a) preliminary data

Consumer and Business Banking delivers products and services through banking offices, telephone servicing and sales, on-line services, direct mail, ATM processing and mobile devices. It encompasses community banking, metropolitan banking and indirect lending, as well as mortgage banking.

Consumer and Business Banking contributed $692 million of the Company’s net income in the second quarter of 2020, compared with $581 million in the second quarter of 2019. Total net revenue increased $243 million (11.2 percent) reflecting a decrease in net interest income of $111 million (7.0 percent) that was more than offset by an increase of $354 million (62.4 percent) in total noninterest income. Net interest income decreased primarily due to the impact of declining interest rates on deposit spreads, partially offset by growth in noninterest-bearing and interest-bearing deposit balances and loan growth driven in part by loans made under the SBA’s Paycheck Protection Program. Total noninterest income increased primarily due to higher mortgage banking revenue driven by higher mortgage production and related gain on sale margins, partially offset by the unfavorable net impact in the change in fair value of mortgage servicing rights and related hedging activities, partially offset by lower deposit service charges due to lower volume and fee waivers related to customers impacted by COVID-19. Total noninterest expense in the second quarter of 2020 increased $64 million (4.9 percent) primarily due to higher variable compensation, related to strong mortgage banking origination activities, and net shared services expense, reflecting the impact of investment in infrastructure supporting business growth. The provision for credit losses increased $31 million (39.2 percent) due to higher net charge-offs and an unfavorable change in the reserve allocation reflecting deterioration in credit quality given the economic environment.

        4

WEALTH MANAGEMENT AND INVESTMENT SERVICES (a)
($ in millions)				Percent Change
	2Q 2020	1Q 2020	2Q 2019	2Q20 vs 1Q20	2Q20 vs 2Q19	YTD 2020	YTD 2019	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$256	$283	$305	(9.5)	(16.1)	$539	$598	(9.9)
Noninterest income	463	464	445	(.2)	4.0	927	875	5.9
Securities gains (losses), net	--	--	--	--	--	--	--	--
Total net revenue	719	747	750	(3.7)	(4.1)	1,466	1,473	(.5)
Noninterest expense	446	433	432	3.0	3.2	879	853	3.0
Other intangibles	3	3	3	--	--	6	6	--
Total noninterest expense	449	436	435	3.0	3.2	885	859	3.0
Income before provision and taxes	270	311	315	(13.2)	(14.3)	581	614	(5.4)
Provision for credit losses	(2)	23	2	nm	nm	21	(1)	nm
Income before income taxes	272	288	313	(5.6)	(13.1)	560	615	(8.9)
Income taxes and taxable-equivalent adjustment	68	72	78	(5.6)	(12.8)	140	154	(9.1)
Net income	204	216	235	(5.6)	(13.2)	420	461	(8.9)
Net (income) loss attributable to noncontrolling interests	--	--	--	--	--	--	--	--
Net income attributable to U.S. Bancorp	$204	$216	$235	(5.6)	(13.2)	$420	$461	(8.9)

Average Balance Sheet Data
Loans	$11,194	$10,607	$9,898	5.5	13.1	$10,902	$9,858	10.6
Other earning assets	285	281	341	1.4	(16.4)	283	293	(3.4)
Goodwill	1,616	1,617	1,617	(.1)	(.1)	1,616	1,617	(.1)
Other intangible assets	40	44	50	(9.1)	(20.0)	42	52	(19.2)
Assets	14,308	13,949	13,178	2.6	8.6	14,129	13,180	7.2

Noninterest-bearing deposits	16,298	13,218	13,612	23.3	19.7	14,758	13,459	9.7
Interest-bearing deposits	65,300	68,783	61,417	(5.1)	6.3	67,041	57,805	16.0
Total deposits	81,598	82,001	75,029	(.5)	8.8	81,799	71,264	14.8

Total U.S. Bancorp shareholders’ equity	2,478	2,465	2,432	.5	1.9	2,472	2,437	1.4

(a) preliminary data

Wealth Management and Investment Services provides private banking, financial advisory services, investment management, retail brokerage services, insurance, trust, custody and fund servicing through four businesses: Wealth Management, Global Corporate Trust & Custody, U.S. Bancorp Asset Management and Fund Services.

Wealth Management and Investment Services contributed $204 million of the Company’s net income in the second quarter of 2020, compared with $235 million in the second quarter of 2019. Total net revenue decreased $31 million (4.1 percent) year-over-year reflecting a decrease in net interest income of $49 million (16.1 percent), partly offset by an increase of $18 million (4.0 percent) in noninterest income. Net interest income decreased year-over-year primarily due to declining margin benefit of deposits, given lower interest rates, partially offset by higher noninterest-bearing and interest-bearing deposit balances and deposit mix. Total noninterest income increased primarily due to the impact of favorable market conditions and business growth on trust and investment management fees. Total noninterest expense increased $14 million (3.2 percent) compared with the second quarter of 2019 reflecting increased net shared services expense due to technology development and higher compensation expense due to the impact of merit increases, increased staffing, and higher business incentives. The provision for credit losses decreased $4 million reflecting a favorable change in the reserve allocation driven by the strong credit quality of the loan portfolio.

        5

PAYMENT SERVICES (a)
($ in millions)				Percent Change
	2Q 2020	1Q 2020	2Q 2019	2Q20 vs 1Q20	2Q20 vs 2Q19	YTD 2020	YTD 2019	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$602	$651	$585	(7.5)	2.9	$1,253	$1,202	4.2
Noninterest income	658	794	952	(17.1)	(30.9)	1,452	1,806	(19.6)
Securities gains (losses), net	--	--	--	--	--	--	--	--

Total net revenue	1,260	1,445	1,537	(12.8)	(18.0)	2,705	3,008	(10.1)
Noninterest expense	722	726	737	(.6)	(2.0)	1,448	1,445	.2
Other intangibles	36	35	33	2.9	9.1	71	64	10.9

Total noninterest expense	758	761	770	(.4)	(1.6)	1,519	1,509	.7

Income before provision and taxes	502	684	767	(26.6)	(34.6)	1,186	1,499	(20.9)
Provision for credit losses	(31)	262	295	nm	nm	231	581	(60.2)

Income before income taxes	533	422	472	26.3	12.9	955	918	4.0
Income taxes and taxable-equivalent adjustment	133	106	118	25.5	12.7	239	230	3.9

Net income	400	316	354	26.6	13.0	716	688	4.1
Net (income) loss attributable to noncontrolling interests	--	--	--	--	--	--	--	--

Net income attributable to U.S. Bancorp	$400	$316	$354	26.6	13.0	$716	$688	4.1

Average Balance Sheet Data
Loans	$30,321	$33,688	$33,277	(10.0)	(8.9)	$32,005	$32,848	(2.6)
Other earning assets	447	399	327	12.0	36.7	423	387	9.3
Goodwill	3,101	2,955	2,806	4.9	10.5	3,028	2,810	7.8
Other intangible assets	590	563	533	4.8	10.7	576	523	10.1
Assets	35,473	38,798	39,588	(8.6)	(10.4)	37,137	39,112	(5.0)

Noninterest-bearing deposits	3,165	1,471	1,221	nm	nm	2,318	1,198	93.5
Interest-bearing deposits	117	114	115	2.6	1.7	116	113	2.7

Total deposits	3,282	1,585	1,336	nm	nm	2,434	1,311	85.7
Total U.S. Bancorp shareholders’ equity	5,876	6,083	6,043	(3.4)	(2.8)	5,980	6,009	(.5)
(a) preliminary data

Payment Services includes consumer and business credit cards, stored-value cards, debit cards, corporate, government and purchasing card services, consumer lines of credit and merchant processing.

Payment Services contributed $400 million of the Company’s net income in the second quarter of 2020, compared with $354 million in the second quarter of 2019. Total net revenue decreased $277 million (18.0 percent) due to an increase of $17 million (2.9 percent) in net interest income that was more than offset by a decrease of $294 million (30.9 percent) in total noninterest income. Net interest income increased primarily due to favorable loan spreads, mostly offset by lower loan volume and loan fees. Total noninterest income decreased year-over-year mainly due to the impacts of COVID-19 on consumer and business spending volumes in all payment businesses including merchant processing services, corporate payment products, and credit and debit card revenue. Total noninterest expense decreased $12 million (1.6 percent) compared with the second quarter of 2019 reflecting lower marketing and business development expense due to the timing of marketing campaigns and a reduction in costs related to equipment sales driven by lower volumes, partially offset by higher software expense due to capital expenditures and acquisitions. The provision for credit losses decreased $326 million primarily due to a favorable change in the reserve allocation driven by lower outstanding loan balances and lower delinquency rates, partially offset by higher net charge-offs.

        6

TREASURY AND CORPORATE SUPPORT (a)
($ in millions)				Percent Change
	2Q 2020	1Q 2020	2Q 2019	2Q20 vs 1Q20	2Q20 vs 2Q19	YTD 2020	YTD 2019	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$(10)	$(28)	$71	64.3	nm	$(38)	$88	nm
Noninterest income	151	187	265	(19.3)	(43.0)	338	524	(35.5)
Securities gains (losses), net	81	50	17	62.0	nm	131	22	nm

Total net revenue	222	209	353	6.2	(37.1)	431	634	(32.0)
Noninterest expense	326	380	224	(14.2)	45.5	706	485	45.6
Other intangibles	--	--	--	--	--	--	--	--

Total noninterest expense	326	380	224	(14.2)	45.5	706	485	45.6

Income before provision and taxes	(104)	(171)	129	39.2	nm	(275)	149	nm
Provision for credit losses	1,639	160	5	nm	nm	1,799	6	nm

Income before income taxes	(1,743)	(331)	124	nm	nm	(2,074)	143	nm
Income taxes and taxable-equivalent adjustment	(544)	(165)	(69)	nm	nm	(709)	(189)	nm

Net income	(1,199)	(166)	193	nm	nm	(1,365)	332	nm
Net (income) loss attributable to noncontrolling interests	(6)	(8)	(7)	25.0	14.3	(14)	(16)	12.5

Net income (loss) attributable to U.S. Bancorp	$(1,205)	$(174)	$186	nm	nm	$(1,379)	$316	nm

Average Balance Sheet Data
Loans	$3,436	$3,274	$3,344	4.9	2.8	$3,355	$3,362	(.2)
Other earning assets	164,857	139,863	129,831	17.9	27.0	152,360	128,491	18.6
Goodwill	--	--	--	--	--	--	--	--
Other intangible assets	--	--	--	--	--	--	--	--
Assets	191,520	164,986	152,564	16.1	25.5	178,251	151,063	18.0

Noninterest-bearing deposits	2,323	2,238	2,151	3.8	8.0	2,281	2,183	4.5
Interest-bearing deposits	3,088	5,340	10,932	(42.2)	(71.8)	4,214	10,051	(58.1)

Total deposits	5,411	7,578	13,083	(28.6)	(58.6)	6,495	12,234	(46.9)
Total U.S. Bancorp shareholders’ equity	11,619	11,857	13,408	(2.0)	(13.3)	11,736	13,121	(10.6)
(a) preliminary data

Treasury and Corporate Support includes the Company’s investment portfolios, funding, capital management, interest rate risk management, income taxes not allocated to the business lines, including most investments in tax-advantaged projects, and the residual aggregate of those expenses associated with corporate activities that are managed on a consolidated basis.

Treasury and Corporate Support recorded a net loss of $1,205 million in the second quarter of 2020, compared with net income of $186 million in the second quarter of 2019 due to a significant increase in the provision for credit losses for the Company. Total net revenue decreased $131 million (37.1 percent) year-over-year driven by decreases in net interest income of $81 million and $50 million (17.7 percent) in total noninterest income. Net interest income decreased primarily due to lower spreads within the investment portfolio compared with a year ago. Total noninterest income decreased primarily due to lower equity investment income, tax-advantaged investment syndication revenue, and asset impairments as a result of property damage from civil unrest in the second quarter of 2020, partially offset by higher securities gains. Total noninterest expense increased $102 million (45.5 percent) year-over-year primarily due to COVID-related expenses, higher state franchise taxes, higher compensation expense reflecting merit increases, and higher implementation costs of capital investments to support business growth. These increases were partially offset by lower net shared services expense, lower costs related to tax-advantaged projects and a reduction in travel expenses as a result of COVID-19. The provision for credit losses increased $1,634 million reflecting an unfavorable change in the reserve allocation due to adverse changes in economic conditions and the expected impact to credit losses in the current environment. Income taxes are assessed to each line of business at a managerial tax rate of 25.0 percent with the residual tax expense or benefit to arrive at the consolidated effective tax rate included in Treasury and Corporate Support.

        7